SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	October 5, 2004

SUMMIT PROPERTIES INC.

(Exact name of Registrant as specified in charter)

Maryland	001-12792	56-1857807

(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

309 East Morehead Street, Suite 200, Charlotte, NC 28202

(Address of principal executive offices) (Zip code)

(704) 334-3000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 3.03. Material Modification to Rights of Security Holders.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
Agreement and Plan of Merger
Third Amendment to Bylaws
Amendment to the Shareholder Rights Agreement
Joint Press Release

Item 1.01 Entry into a Material Definitive Agreement.

On October 4, 2004, Summit Properties Inc. (“Summit”), Camden Property Trust (“Camden”) and Camden Sparks, Inc., a wholly owned subsidiary of Camden (“Camden Sparks”), announced that they had entered into an Agreement and Plan of Merger, dated as of October 4, 2004 (the “Merger Agreement”), which sets forth the terms and conditions pursuant to which Summit will be merged with and into Camden Sparks (the “Merger”).

Under the terms of the Merger Agreement, Summit stockholders may elect, on a share-by-share basis, to receive either $31.20 in cash or 0.6687 of a Camden common share at the closing. These elections are subject to reallocation so that the aggregate amount of cash issued in the Merger to Summit’s stockholders will equal approximately $434.4 million. The Merger Agreement may be terminated by Summit if the value of the share consideration payable to Summit stockholders decreases to below $39.31 per Camden share, during a period leading up to the merger, unless Camden elects to increase the exchange ratio to maintain this value. The limited partners in Summit’s operating partnership will be offered, on a unit-by-unit basis, the opportunity to redeem their partnership units for $31.20 in cash per unit or to remain in the partnership following the Merger at a unit valuation equal to 0.6687 of a Camden common share.

Completion of the Merger is subject to a number of customary conditions, including, but not limited to, the approval of the Agreement by the stockholders of Summit, the shareholders of Camden and holders of limited partnership interests in Summit’s operating partnership.

For additional information, reference is made to the Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference, and the press release, which is attached hereto as Exhibit 99.1 and incorporated herein by reference. The foregoing description is qualified in its entirety by reference to the Agreement attached hereto as Exhibit 2.1.

Item 3.03. Material Modification to Rights of Security Holders.

Effective October 4, 2004, the Company and Wachovia National Bank (and successor to First Union National Bank in its capacity as the Rights Agent) (the “Rights Agent”), entered into an Amendment to Shareholder Rights Agreement (the “Amendment”). The Amendment amends the Shareholder Rights Agreement between the Company and the Rights Agent dated as of December 14, 1998 (the “Rights Agreement”).

The Amendment amends the definition of “Acquiring Person” and “Distribution Date” contained in the Rights Agreement by providing that the execution of the Merger Agreement and the consummation of the Merger (i) will not result in Camden, Camden Sparks or any other Person becoming an Acquiring Person and (ii) will not result in a Distribution Date having occurred. In addition, the Amendment provides that any registered holder of a Right to purchase one one-thousandth of a share of Series A Junior Participating Cumulative Preferred Stock pursuant to the Rights Agreement will not be able to exercise such Right after the Effective Time of the Merger.

A copy of the Amendment is attached as an exhibit to this Current Report and is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the attached copy of the Amendment. Capitalized terms used and not defined herein have the meanings ascribed to them in the Rights Agreement and the Amendment.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective October 4, 2004, the Company amended its bylaws (the “Bylaw Amendment”) to provide that Title 3, Subtitle 7 of the Maryland General Corporation Law, or any successor statute, shall not apply to any acquisition by any person of shares of stock of the Company. A copy of the Bylaw Amendment is attached as an exhibit to this Current Report and is incorporated herein by reference. The foregoing description of the Bylaw Amendment does not purport to be complete and is qualified in its entirety by reference to the attached copy of the Bylaw Amendment.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit
Number	Title
2.1	Agreement and Plan of Merger, dated October 4, 2004, by and among Summit Properties Inc., Camden Property Trust, and Camden Sparks, Inc.

3.1	Third Amendment to Bylaws of Summit Properties Inc.

4.1	Amendment, dated as of October 4, 2004, to the Shareholder Rights Agreement, dated as of December 14, 1998, by and between Summit Properties Inc. and Wachovia National Bank (formerly known as First Union National Bank).

99.1	Joint Press Release, dated October 4, 2004, of Summit Properties Inc. and Camden Property Trust.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMIT PROPERTIES INC.
Date: October 5, 2004	By:	/s/ Gregg D. Adzema
		Name:	Gregg D. Adzema
		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Title
2.1*	Agreement and Plan of Merger, dated October 4, 2004, by and among Summit Properties Inc., Camden Property Trust, and Camden Sparks, Inc.

3.1*	Third Amendment to Bylaws of Summit Properties Inc.

4.1*	Amendment, dated as of October 4, 2004, to the Shareholder Rights Agreement, dated as of December 14, 1998, by and between Summit Properties Inc. and Wachovia National Bank (formerly known as First Union National Bank).

99.1*	Joint Press Release, dated October 4, 2004, of Summit Properties Inc. and Camden Property Trust.

*	Filed herewith.